Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2013, relating to the financial statements of TMM Holdings Limited Partnership, which report expresses an unqualified opinion and includes an explanatory paragraph indicating that the financial information of the predecessor and successor periods is not comparable, and our report dated Mardi 4, 2013, relating to the balance sheet of Taylor Morrison Home Corporation, appearing in the Registration Statement on Form S-1 No. 333-185269.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

April 12, 2013